UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2009

VISANT HOLDING CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112055	90-0207875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street	10504
Armonk, New York 10504	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 28, 2009, Visant Corporation (“Visant”) entered into Amendment No. 2 (the “Second Amendment”) to that certain Credit Agreement, dated as of October 4, 2004, among Visant, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, Credit Suisse, Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, and the lending institutions party thereto from time to time (as amended, the “Credit Agreement”). Visant, Visant Secondary Holdings Corp. and Jostens Canada Ltd. are subsidiaries of the Registrant.

The Second Amendment provides for the following:

•

An extension of the termination date of the revolving credit commitments until September 4, 2011, provided that if the consolidated gross senior secured leverage ratio for the four quarter period ending as of the last day of Visant’s fiscal quarter ending closest to June 30, 2011 is less than 0.75 to 1.00, then such maturity date shall be January 4, 2012; provided, however, that if all tranche C term loans outstanding under the Credit Agreement shall not have been fully repaid and/or refinanced on or prior to October 4, 2011, the maturity date of the revolving credit commitments shall be October 4, 2011 without regard to whether the consolidated gross senior secured leverage ratio condition referred to above has been met. The consolidated gross senior secured leverage ratio is defined as (1) the sum of (a) the aggregate principal amount of term loans and revolving credit commitments (whether used or unused) under the Credit Agreement, (b) with certain exceptions, the principal amount of all other secured indebtedness of Visant and its subsidiaries, and (c) the outstanding capitalized lease obligations of Visant and its subsidiaries to (2) consolidated EBITDA.

•

The termination of all revolving credit commitments held by each lender that will not remain or become a revolving credit lender under the Credit Agreement as amended by the Second Amendment, resulting in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million.

•

An increase in the pricing on all revolving credit and swingline loans from and after the date of the Second Amendment, with such loans bearing interest, at Visant’s option (except in the case of swingline loans, which in all cases will bear interest at the alternate base rate plus 3.00% per annum), at either adjusted LIBOR (with a minimum adjusted LIBOR of 2.00% per annum) plus 4.00% per annum or the alternate base rate plus 3.00% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum).

•	An increase in the commitment fee rate to 0.75% per annum for unfunded revolving credit commitments.

A one-time amendment fee was paid to each term loan lender under the Credit Agreement that consented to the Second Amendment in the amount of 0.10% of the aggregate outstanding principal amount of the term loans held by the respective term loan lender as of the effective date of the Second Amendment. A one-time extension fee was paid to each lender that, after giving effect to the Second Amendment, will remain or become a revolving credit lender under the Credit Agreement and that consented to the Second Amendment, in each case in the amount of 1.75% of the aggregate principal amount of revolving credit commitments of such lender after giving effect to the Second Amendment.

Credit Suisse is an affiliate of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”). DLJMBP III and its affiliates currently hold approximately 41% of the Registrant’s voting interest.

Except as provided in the Second Amendment, all other provisions of the Credit Agreement remain in full force and effect. The foregoing summary of the Second Amendment is qualified in its entirety by the amendment attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 2 to Credit Agreement, dated as of May 28, 2009, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the various subsidiary guarantors, Credit Suisse, as Administrative Agent, Credit Suisse, Toronto Branch, as Canadian Administrative Agent and the lending institutions parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT HOLDING CORP.

Date: June 1, 2009	/s/ PAUL B. CAROUSSO
Paul B. Carousso
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of May 28, 2009, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the various subsidiary guarantors, Credit Suisse, as Administrative Agent, Credit Suisse, Toronto Branch, as Canadian Administrative Agent and the lending institutions parties thereto.